Exhibit 25.1


                Report of Independent Accountants


The Stockholders and Board of Directors
Old Second Bancorp Inc.


We have audited the consolidated statements of income, changes in stockholders' equity, and cash flows for the year ended December 31, 1994, prior to the restatement for the 1995 pooling-of-interest, of Old Second Bancorp, Inc. and Sudsidiaries. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated statements of income, changes in stockholders' equity, and cash flows are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated statements of income, changes in stockholders' equity, and cash flows. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation in the consolidated statements of income, changes in stockholders' equity, and cash flows. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of Old Second Bancorp, Inc.
and Subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand, L.L.P.
Coopers & Lybrand L.L.P.

Chicago, Illinois
January 13, 1995

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